As filed with the Securities and Exchange Commission on November 10, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in its Charter)

Ohio	31-0854434
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

38 Fountain Square Plaza
Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

Fifth Third Bancorp 401(k) Savings Plan

(Full Title of Plans)

Saema Somalya, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10AT76

Cincinnati, Ohio 45263

(513) 534-4300

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

H. Samuel Lind, Esq.

Fifth Third Bancorp

38 Fountain Square Plaza

MD 10AT76

Cincinnati, Ohio 45263

(513) 534-4300

(513) 534-6757 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, no par value per share	7,000,000 shares	$21.37	$149,590,000	$17,337.49

(1)	Represents additional shares of Common Stock, no par value per share (“Common Stock”), of Fifth Third Bancorp issuable pursuant to the Fifth Third Bancorp 401(k) Savings Plan (formerly known as The Fifth Third Bancorp Master Profit Sharing Plan) (the “Plan”).
(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of plan interests to be offered or sold pursuant to the Plan. In addition, pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low prices of Common Stock as reported on The Nasdaq Global Select Market on November 4, 2016.

EXPLANATORY NOTE

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to an employee benefit plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of Fifth Third Bancorp’s earlier registration statement on Form S-8, Registration File No. 33-55553, filed with the Securities and Exchange Commission on September 20, 1994.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following (a) any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

In addition, Section 1701.13(E)(5)(a) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding. The indemnification provided by Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of Fifth Third Bancorp (“Fifth Third”).

The code of regulations of Fifth Third provides that Fifth Third shall indemnify each director and each officer of Fifth Third, and each person employed by Fifth Third who serves at the written request of the President of Fifth Third as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law, subject to the limits of applicable federal law and regulation. Fifth Third may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law, subject to the limits of applicable federal law and regulation.

The Plan provides that Fifth Third may indemnify some or all of the fiduciaries with respect to the Plan against claims, losses, damages, expenses and liabilities arising from their performance of their responsibilities under the Plan.

Fifth Third carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances, including members of the Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee.

Item 8. Exhibits

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act, Fifth Third Bancorp certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 10, 2016.

FIFTH THIRD BANCORP

By:	/s/ Greg D. Carmichael
Greg D. Carmichael
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints GREG D. CARMICHAEL his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on November 10, 2016.

Name	Title

/s/ Greg D. Carmichael	President and Chief Executive Officer (Principal Executive Officer)
Greg D. Carmichael

/s/ Tayfun Tuzun	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Tayfun Tuzun

/s/ Mark D. Hazel	Senior Vice President and Controller (Principal Accounting Officer)
Mark D. Hazel

/s/ Nicholas K. Akins	Director
Nicholas K. Akins

/s/ B. Evan Bayh III	Director
B. Evan Bayh III

/s/ Jorge L. Benitez	Director
Jorge L. Benitez

/s/ Katherine B. Blackburn	Director
Katherine B. Blackburn

/s/ Emerson L. Brumback	Director
Emerson L. Brumback

/s/ Jerry W. Burris	Director
Jerry W. Burris

/s/ Greg D. Carmichael	Director
Greg D. Carmichael

/s/ Gary R. Heminger	Director
Gary R. Heminger

/s/ Jewell D. Hoover	Director
Jewell D. Hoover

/s/ Eileen A. Mallesch	Director
Eileen A. Mallesch

/s/ Michael B. McCallister	Director
Michael B. McCallister

/s/ Hendrik G. Meijer	Director
Hendrik G. Meijer

/s/ Marsha C. Williams	Director
Marsha C. Williams

PLAN SIGNATURES

The Plan: Pursuant to the requirements of the Securities Act, the Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee, which administers the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 10, 2016.

FIFTH THIRD BANCORP 401(K) SAVINGS PLAN

By:	Fifth Third Bank Pension, Profit Sharing and Medical Plan Committee

By:	/s/ Teresa J. Tanner
Teresa J. Tanner

By:	/s/ James C. Leonard
James C. Leonard

By:	/s/ Nancy Pinckney
Nancy Pinckney

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fifth Third Bancorp 401(k) Savings Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014) *

4.2	First Amendment to Fifth Third Bancorp 401(k) Savings Plan, January 1, 2015 Restatement (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015) *

23.1	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (set forth on signature page)

*	Incorporated by reference.